Exhibit 9

JOINT FILING AGREEMENT

Pursuant to Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, the undersigned hereby agree that only one statement containing the information required by Schedule 13D/A need be filed with respect to the ownership by each of the undersigned of the limited partnership units of Brookfield Infrastructure Partners L.P.

Dated:  July 17, 2019

BROOKFIELD ASSET MANAGEMENT INC.

By:	/s/ Kathy Sarpash
Name: Justin Beber
Title: Vice President

PARTNERS VALUE INVESTMENTS LP, by its general partner, PVI MANAGEMENT INC.

By:	/s/ C. Leslie Yuen
Name: C. Leslie Yuen
Title: Director, Finance

PARTNERS LIMITED

By:	/s/ Brian Lawson
Name: Brian Lawson
Title: President